Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF MERGER

of

CONTANGO OIL & GAS COMPANY

(a Delaware corporation)

with and into

MCF MERGER SUB CORP.

(a Texas corporation)

June 14, 2019

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law (the “DGCL”), the undersigned surviving corporation executed the following Certificate of Merger:

FIRST: The constituent corporations (the “Constituent Entities”) participating in the merger herein certified (the “Merger”) are:

(i)	Contango Oil & Gas Company, a corporation organized under the laws of the State of Delaware (the “Merging Entity”); and

(ii)	MCF Merger Sub Corp., a corporation organized under the laws of the State of Texas (the “Surviving Entity”).

SECOND: An Agreement and Plan of Merger (the “Agreement and Plan of Merger”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with the laws of the jurisdiction of formation and the governing documents of each of the Constituent Entities.

THIRD: The Surviving Entity shall be the surviving corporation and, immediately upon the effective time of the Merger, shall change its name to Contango Oil & Gas Company, a Texas corporation.

FOURTH: The Merger shall become effective upon filing.

FIFTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Entity, the address of which is as follows: 717 Texas Ave., Suite 2900, Houston, Texas 77002.

SIXTH: A copy of the Agreement and Plan of Merger will furnished by the Surviving Entity, on request and without cost, to any stockholder of either of the Constituent Entities.

SEVENTH: The Surviving Entity agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Merging Entity, as well as for enforcement of any obligations of the Surviving Entity arising from this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the Surviving Entity at 717 Texas Ave., Suite 2900, Houston, Texas 77002.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned entity has caused this Certificate of Merger to be duly executed by its authorized officer as of the date first written above.

MCF MERGER SUB CORP., a Texas corporation

/s/ E. JOSPEH GRADY
By:	E. Joseph Grady
Its:	Senior Vice President and Chief Financial Officer

[Signature Page to DE Certificate of Merger]